November 21, 2006

Reporters May Contact:

Kelly Polonus, Great Southern Bank, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Announces
Completion of Trust Preferred Securities Offering

Springfield, Mo. - Great Southern Bancorp, Inc., (NASDAQ Global Select: GSBC) today announced that it issued $25.0 million aggregate liquidation amount of floating rate cumulative trust preferred securities through Great Southern Capital Trust II, a statutory trust formed by the Company for the purpose of issuing the securities (the "Trust II Securities"). The Trust II Securities will bear a floating distribution rate equal to 90-day LIBOR plus 1.60%. The Trust II Securities are redeemable, at the Company's option, in whole or in part, at par, beginning February 1, 2012, and if not sooner redeemed, mature on February 1, 2037. The Trust II Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended.

The Company used a portion of the proceeds from the sale of the Trust II Securities to fund the redemption price of the 9.0% Cumulative Trust Preferred Securities of Great Southern Capital Trust I (the "Trust I Securities"), all of which ($17.25 million aggregate liquidation amount) were redeemed effective today. The Company intends to use the remaining proceeds of the sale of the Trust II Securities to augment the regulatory capital of the Company and for general corporate purposes. As a result of the redemption of the Trust I Securities and as previously reported, approximately $510,000 (after tax) of related unamortized issuance costs will be written off as a noncash expense in the fourth quarter of 2006.

The information contained in this release is not intended as an offer to sell nor a solicitation or offer to buy any securities of Great Southern Bancorp, Inc., and is provided only for general information.

With total assets of $2.2 billion, Great Southern offers banking, investments, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 37 retail banking branches and 180 ATMs in Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, conditions in securities markets, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.